6100 Uptown Blvd NE, Suite 600, Albuquerque, New Mexico 87110 | Tel: 505-255-4852 | www.santafegoldcorp.com

Santa Fe Gold to Receive Additional A$2.0 Million Capital Injection from International Goldfields and Explores Singapore Listing

ALBUQUERQUE, New Mexico – July 1, 2013 – Santa Fe Gold Corporation (OTCBB: SFEG) today announced it will receive an additional A$2.0 million from International Goldfields Limited (ASX: IGS), by way of a secured convertible note, increasing IGS’ investment in Santa Fe to A$6.0 million. The funds will be used for working capital in support of improvement to mining operations.

In conjunction with the IGS financing, Santa Fe is exploring a listing on the Singapore Catalist Stock Exchange (SGX-ST). Pierce Carson, CEO of Santa Fe said, “With the assistance of IGS and our Singapore-based financial advisor, we have formulated a clear strategy to improve our balance sheet, bring the Summit gold-silver mine into full project performance, refinance our senior secured debt and enhance Santa Fe’s trading market for our stockholders.”

The $A2.0 million convertible note bears interest at a rate of 10% per annum, has a maturity date of October 31, 2015 and is secured by Santa Fe’s contractual rights in the Mogollon property. The note is repayable in cash or Santa Fe stock, at IGS’ election, upon refinancing of Santa Fe’s loan from its major creditor, Waterton Global Value L.P. (“Waterton”). In addition, Santa Fe and IGS have agreed that in connection with any Singapore related financing, the previous IGS convertible notes totaling A$4.0 million will be converted into shares of a newly-created affiliated Singapore entity, with terms no less favourable to IGS than the securities that may be issued in such financing.

In connection with obtaining a consent and waiver from Waterton, Santa Fe has agreed to partially pay down its outstanding debt to Waterton by assignment of approximately $1.5 million of account receivable proceeds from prior precious metals sales.

Copies of the IGS convertible note, letter agreement with IGS and Waterton waiver of default are included as Exhibits to Santa Fe’s Current Report on Form 8-K, which it will file promptly with the SEC and will be available at www.sec.gov.

About Santa Fe Gold
Santa Fe Gold is a U.S.-based mining enterprise with producing mining operations in Lordsburg, New Mexico, and exploration and development projects in southwestern New Mexico, north-central New Mexico and Arizona. Santa Fe controls: (i) the Summit mine and Lordsburg mill in southwestern New Mexico, which began commercial production in 2012; (ii) a substantial land position near the Lordsburg mill, comprising the core of the Lordsburg Mining District; (iii) the Mogollon gold-silver project, within trucking distance of the Lordsburg mill; (iv) the Ortiz gold property in north-central New Mexico; (v) the Black Canyon mica deposit near Phoenix, Arizona; and (vi) a deposit of micaceous iron oxide (MIO) in western Arizona. Santa Fe Gold intends to build a portfolio of high-quality, diversified mineral assets with an emphasis on precious metals.

To learn more about Santa Fe Gold, visit www.santafegoldcorp.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable US securities legislation. All statements, other than statements of historical fact, included herein are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and its most recent quarterly reports filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies. All of the Company's US public disclosure filings may be accessed via www.sec.gov and readers are urged to review these materials.

Contact:
Santa Fe Gold Corp
Pierce Carson, President and Chief Executive Officer
(505) 255-4852